United States
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                        FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



   Commission File Number:  333-63202-01


     Structured Asset Securities Corporation
     Mortgage Pass-Through Certificates,
     Series 2002-1A  Trust

   (Exact name of Registrant as specified in its charter)




     c/o Wells Fargo Bank Minnesota, N.A.
     9062 Old Annapolis Road
     Columbia, MD 21045
     (410) 884-2000

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)







     1A1

     1A2

     1A3

     1A4

     1A5

     1A6

     2A1

     2A2

     3A1

     3A2

     3A3

     4A

     5A

     B1I

     B1II

     B1III

     B2I

     B2II

     B2III

     B3

     B4I

     B4II

     B4III

     B5I

     B5II

     B5III

     B6I

     B6II

     B6III

     R

   (Title of each class of securities covered by this Form)


      None

   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)        / /

      Rule 12g-4(a)(1)(ii)       / /

      Rule 12g-4(a)(2)(i)        / /

      Rule 12g-4(a)(2)(ii)       / /

      Rule 15d-6                 /X/

      Rule 12h-3(b)(1)(i)        /X/

      Rule 12h-3(b)(1)(ii)       / /

      Rule 12h-3(b)(2)(i)        / /

      Rule 12h-3(b)(2)(ii)       / /



   Approximate number of holders of record as of the certification or notice date:

        50



   Pursuant to the requirements of the Securities Exchange Act of 1934,

     Structured Asset Securities Corporation
     Mortgage Pass-Through Certificates,
     Series 2002-1A  Trust


   has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


   Date: 01/25/2003
   By: /s/ Beth Belfield, Assistant Vice President



   Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.